EXHIBIT 16.1

September 14, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Nara Bancorp, Inc.’s Form 8-K dated September 14, 2004, and we agree with the statements made therein, except for the last sentence of the first paragraph on which we have no basis to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP

Los Angeles, California